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                                                                   EXHIBIT 10.2

                        ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum To Employment Agreement ("Addendum") is made this 29th day of October, 2001, between ProsoftTraining, a Nevada corporation, (the "Company") and Robert G. Gwin, ("Employee").

WHEREAS: The Company and Employee previously entered into an Employment Agreement on July 17, 2000;

WHEREAS: Since the execution of the original contract, there has been a management shift. As part of that shift, Employee will undertake additional responsibilities on behalf of the Company;

WHEREAS: The Company wishes to give Employee incentive to undertake additional responsibilities; and,

WHEREAS: The Company wishes to memorialize the amendment to the Employment Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth, the parties do agree to amend the Employment Agreement as follows:

1. Paragraph 1 of the Employment Agreement is amended to indicate that the contract shall conclude on July 31, 2003. This constitutes a one-year extension to the original contract.

2. Paragraph 2.1 of the Employment Agreement is amended to indicate that Employee is also being given the title of Executive Vice President. Further, Employee will be given additional supervisory and managerial requirements as the Chief Executive Officer may designate from time to time.

3. Paragraph 4.1 of the Employment Agreement is amended to indicate that Employee shall receive a base salary of $180,000.00 per year.

4. Paragraph 4.5 of the Employment Agreement is amended to indicate that the annual bonus shall be up to $72,000.00. Paragraph a. is amended to indicate the bonus amount, which may be received, is $10,800.00, in addition the closing price of the stock necessary to receive the bonus is amended to $2,50; Paragraph b. is amended to indicate the bonus amount, which may be received, is $10,800.00, in addition the closing price of the stock necessary to receive the bonus is amended to $5.00; Paragraph c. is amended to indicate the bonus amount, which may be received, is $7,200.00. (The maximum amount is $21,600 per contract year.) The discretionary maximum bonus amount in Paragraph d. is changed to $28,800.00. Paragraph e. is amended to indicate that the bonus shall be for each contract year as opposed to calendar year, the rest of the paragraph remains unchained

5. Paragraph 7.3 is amended to read as follows: If upon the completion of a change of control Employee is not President of the ultimate parent organization of which the Company is a part, then the Company shall immediately make a payment to Employee equal to $250,000.00.

6. There are no additional changes to the contract. The remainder of the original agreement is in full force and effect.

IN WITNESS WHEREOF, this Amendment to the Employment Agreement has been executed and delivered by a duly authorized officer of the Company and by Employee on the date first above written.

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"Company"                                                "Employee"
ProsoftTraining

/s/  Jerrell M. Baird                                 /s/  Robert G. Gwin
------------------------------------                  --------------------------
By:  Jerrell M. Baird                                 By:  Robert G. Gwin
     Chairman and CEO